SCHEDULE 13G

                                 (Rule 13d-102)



           Information to be Included in Statements Filed Pursuant to
Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)




                                 LifePoint, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   53215R 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 24, 2000
--------------------------------------------------------------------------------

             (Date of Event Which Requires Filing of this Statement)

  Check  the  appropriate  box to  designate  the rule  pursuant  to which  this
  Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)

CUSIP No. 53215R 10  0

---------- ---------------------------------------------------------------------
1          Names of Reporting Persons/I.R.S. Identification Nos.
           of Above Persons (Entities Only)

           General Conference Corporation of Seventh-day Adventists - 52-6037545

---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group              (a) |_|
                                                                         (b) |_|

---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
3          SEC Use Only

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---------- ---------------------------------------------------------------------
4          Citizenship or Place of Organization

           District of Columbia
---------- ---------------------------------------------------------------------
---------------------------------------- ------- -------------------------------
               Number of                 5       Sole Voting Power

                Shares                           5,970,129 before exercise and
                                                 6,160,129 after exercise
             Beneficially

               Owned by

                 Each

               Reporting

              Person With
---------------------------------------- ------- -------------------------------
---------------------------------------- ------- -------------------------------
                                         6       Shared Voting Power

                                                  50,000 before exercise and
                                                  100,000 after exercise (1)
---------------------------------------- ------- -------------------------------
---------------------------------------- ------- -------------------------------
                                         7       Sole Dispositive Power

                                                 5,970,129 before exercise and
                                                 6,160,129 after exercise
---------------------------------------- ------- -------------------------------
---------------------------------------- ------- -------------------------------
                                         8       Shared Dispositive Power

                                                 50,000 before exercise and
                                                 100,000 after exercise
---------------------------------------- ------- -------------------------------
---------- ---------------------------------------------------------------------
9          Aggregate Amount Beneficially Owned by Each Reporting Person

                                                 6,260,129

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---------- ---------------------------------------------------------------------
10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares  |_|

---------- ---------------------------------------------------------------------
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11         Percent of Class Represented by Amount in Row (9)

                                                  20.8%
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
12         Type of Reporting Person (See Instructions)

                                                  CO
---------- ---------------------------------------------------------------------

  (1) A wholly owned subsidiary of reporting person, Gencon Insurance Company of Vermont, purchased 20 units of securities from the Issuer. Each unit consists of 2,500 shares of the common stock and a warrant to purchase 2,500 shares of the common stock.

Item 1(a)         Name of Issuer:

                  LifePoint, Inc.
                  --------------------------------------------------------------

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  10400 Trademark Street, Rancho Cucamonga, CA  91730
                  --------------------------------------------------------------

Item 2(a)         Name of Person Filing:

                  General Conference Corporation of Seventh-day Adventists
                  --------------------------------------------------------------

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  12501 Old Columbia Pike, Silver Spring, MD  20904-6600
                  --------------------------------------------------------------

Item 2(c)         Citizenship:

                  District of Columbia
                  --------------------------------------------------------------

Item 2(d)         Title of Class of Securities:

                  Common Stock, $.001 par value
                  --------------------------------------------------------------

Item 2(e)         CUSIP Number:

                  53215R   10    0
                  --------------------------------------------------------------

Item 3 If this Statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

                  (b) |_| Bank as  defined in  Section  3(a)(6) of the  Exchange
Act.

                  (c) |_| Insurance company registered under Section 8 of the Investment Company Act.

                  (d) |_| Investment company registered under Section 8 of the Investment Company Act.

                  (e)  |_|  An  investment   adviser  in  accordance  with  Rule
13d-1(b)(1)(ii)(E).

                  (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

                  (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                  (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

                  (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.       Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: 6,260,129 shares (240,000 shares are in the form of warrants which become exercisable on September 14, 2000 into shares of the Common Stock.)

         (b)     Percent of class: 20.8%.

         (c)     Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote: 5,970,129 shares before exercise and 6,160,129 shares after exercise.

         (ii) Shared power to vote or to direct the vote: 50,000 shares before exercise and 100,000 shares after exercise

         (iii)   Sole  power  to  dispose  or  to  direct  the  disposition  of:
                 5,970,129 shares before exercise and 6,160,129 shares after exercise.

         (iv) Shared power to dispose or to direct the disposition of: 50,000 shares before exercise and 100,000 shares after exercise.

Item 5.       Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].



Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable.

Item 9.       Notice of Dissolution of Group.

              Not applicable.

Item 10.      Certifications.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 September 6, 2000
                                         --------------------------------------
                                                  (Date)


                                         GENERAL CONFERENCE CORPORATION OF
                                         SEVENTH-DAY ADVENTISTS

                                         By:           /s/ Gary B. DeBoer
                                            ------------------------------------
                                                       (Signature)


                                         Gary B. DeBoer, Associate Treasurer

                                         ---------------------------------------
                                                  (Name and Title)